[PASTE UP LOGO]

        470 Wildwood Street
        Post Office Box 2999
        Woburn, MA 01888-2999

                                                April ___, 1996

        Dear Stockholder:

             The enclosed Notice calls the 1996 Annual Meeting of the Stockholders of Thermedics Inc. I respectfully request all Stockholders attend this meeting, if possible.

             Our Annual Report for the year ended December 31, 1995 is enclosed. I hope you will read it carefully. Feel free to forward any questions you may have if you are unable to be present at the Meeting.

             Enclosed with this letter is a Proxy authorizing three officers of the Corporation to vote your shares for you if you do not attend the Meeting. Whether or not you are able to attend the Meeting, I urge you to complete your Proxy and return it to our transfer agent, The First National Bank of Boston, in the enclosed addressed, postage-paid envelope, as a quorum of the Stockholders must be present at the Meeting, either in person or by proxy.

             I would appreciate your immediate attention to the mailing of this Proxy.

                                                Yours very truly,



                                                JOHN W. WOOD JR.
                                              President and Chief
                                                Executive Officer

PAGE

        [PASTE UP LOGO]

        470 Wildwood Street
        Post Office Box 2999
        Woburn, Massachusetts 01888-2999

                                                April ___, 1996

        To the Holders of the Common Stock of
          THERMEDICS  INC.

                            NOTICE OF ANNUAL MEETING

             The 1996 Annual Meeting of the Stockholders of Thermedics Inc. (the "Corporation") will be held on Monday, May 20, 1996, at 1:30 p.m. at the Turnberry Isle Resort & Club, 19999 West Country Club Drive, Aventura, Florida. The purposes of the Meeting are to consider and take action upon the following matters:

             1.   Election of eight Directors.

             2. A proposal recommended by the Board of Directors to amend the Corporation's Articles of Organization to increase the Corporation's authorized common stock, $.10 par value per share, from 50 million shares to 100 million shares.

             3. A proposal recommended by the Board of Directors to extend the term of the Employees' Stock Purchase Plan to December 31, 2004.

             4. Such other business as may properly be brought before the Meeting and any adjournment thereof.

             The transfer books of the Corporation will not be closed prior to the Meeting, but, pursuant to appropriate action by the Board of Directors, the record date for the determination of the Stockholders entitled to notice of and vote at the Meeting is April 1, 1996.

             The By-laws require that the holders of a majority of the stock issued and outstanding and entitled to vote be present or represented by proxy at the Meeting in order to constitute a quorum for the transaction of business. It is important that your shares be represented at the Meeting regardless of the number of shares you may hold. Whether or not you are able to be present in person, please sign and return promptly the enclosed Proxy in the accompanying envelope, which requires no postage if mailed in the United States.

             This Notice, the Proxy and Proxy Statement enclosed herewith are sent to you by order of the Board of Directors.

PAGE

                                                SANDRA L. LAMBERT
                                                        Clerk

PAGE

                                 PROXY STATEMENT

             The enclosed Proxy is solicited by the Board of Directors of Thermedics Inc. (the "Corporation") for use at the 1996 Annual Meeting of the Stockholders (the "Meeting") to be held on Monday, May 20, 1996, at 1:30 p.m., at the Turnberry Isle Resort & Club, 19999 West Country Club Drive, Aventura, Florida, and any adjournment thereof. The mailing address of the executive office of the Corporation is 470 Wildwood Street, P.O. Box 2999, Woburn, Massachusetts 01888-2999. This Proxy Statement and the enclosed Proxy were first furnished to Stockholders of the Corporation on or about April ___, 1996.

                                VOTING PROCEDURES

             The Board of Directors intends to present to the Meeting the election of eight Directors, constituting the entire Board of Directors, as well as two other matters: a proposal to amend the Corporation's Articles of Organization to increase the Corporation's authorized common stock, $.10 par value ("Common Stock"), from 50 million shares to 100 million shares and a proposal to extend the term of the Corporation's Employees' Stock
         Purchase Plan to December 31, 2004.

             The representation in person or by proxy of a majority of the outstanding shares of Common Stock entitled to vote at the Meeting is necessary to provide a quorum for the transaction of business at the Meeting. Shares can only be voted if the Stockholder is present in person or is represented by returning a properly signed Proxy. Each Stockholder's vote is very important. Whether or not you plan to attend the Meeting in person, please sign and promptly return the enclosed Proxy card, which requires no postage if mailed in the United States. All signed and returned proxies will be counted towards establishing a quorum for the Meeting, regardless of how the shares are voted.

             Shares represented by proxy will be voted in accordance with your instructions. You may specify your choice by marking the appropriate box on the Proxy card. If your Proxy card is signed and returned without specifying choices, your shares will be voted for the management nominees for Directors, for the management proposal, and as the individuals named as proxy holders on the Proxy deem advisable on all other matters as may properly come before the Meeting.

             In order to be elected a Director, a nominee must receive the affirmative vote of a majority of the shares of Common Stock present and entitled to vote on the election. For the proposal to increase the authorized Common Stock, the affirmative vote of a majority of the Corporation's outstanding Common Stock entitled to vote on the matter is necessary for approval. For the proposal to extend the term of the Employees' Stock Purchase Plan, the affirmative note of a majority of shares present in person or by proxy, and entitled to vote on the matter, is necessary for
                                        2
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





        approval. Withholding authority to vote for a nominee for Director or an instruction to abstain from voting on a proposal will be treated as shares present and entitled to vote and, for purposes of determining the outcome of the vote, will have the same effect as a vote against the nominee or a proposal. With respect to the election of Directors and the extension of the Employees' Stock Purchase Plan, broker "non-votes" will not be treated as shares present and entitled to vote on a voting matter and will have no effect on the outcome of the vote. Broker "non-votes" on the proposal to increase the authorized Common Stock will have the effect of a vote against the proposal. A broker "non-vote" occurs when a nominee holding shares for a beneficial holder does not have discretionary voting power and does not receive voting instructions from the beneficial owner.

             A Stockholder who returns a Proxy may revoke it at any time before the Stockholder's shares are voted at the Meeting by written notice to the Clerk of the Corporation received prior to the Meeting, by executing and returning a later-dated Proxy or by voting by ballot at the Meeting.

             The outstanding stock of the Corporation entitled to vote (excluding shares held in treasury by the Corporation) as of April 1, 1996, consisted of ______________ shares of Common Stock. Only Stockholders of record at the close of business on April 1, 1996, are entitled to vote at the Meeting. Each share is entitled to one vote.
                                 - PROPOSAL 1 -

                              ELECTION OF DIRECTORS

             Eight Directors are to be elected at the Meeting, each to hold office until his successor is chosen and qualified or until his earlier resignation, death or removal.

        Nominees For Directors

             Set forth below are the names of the persons nominated as Directors, their ages, their offices in the Corporation, if any, their principal occupation or employment for the past five years, the length of their tenure as Directors and the names of other public companies in which such persons hold directorships. Information regarding their beneficial ownership of the common stock of the Corporation, its majority-owned subsidiaries, Thermo Cardiosystems Inc., Thermedics Detection Inc., Thermo Sentron Inc. and Thermo Voltek Corp., and of its parent corporation, Thermo Electron Corporation ("Thermo Electron"), is reported under the caption "Stock Ownership." All of the nominees are currently Directors of the Corporation.





                                        3
PAGE

        Peter O. Crisp        Mr. Crisp, 63, has been a Director  of the
                              Corporation since 1983. Mr. Crisp has been
                              a General Partner of Venrock Associates, a
                              venture capital investment firm,  for more
                              than five  years.  Mr.  Crisp  is  also  a
                              Director   of   American    Superconductor
                              Corporation, Apple Computer, Inc., Evans &
                              Sutherland  Computer   Corporation,   Long
                              Island Lighting Company, Thermo  Electron,
                              Thermo   Power   Corporation,   ThermoTrex
                              Corporation,  and   United  States   Trust
                              Corporation.

        Paul F. Ferrari       Mr. Ferrari, 65,  has been  a Director  of
                              the Corporation since 1991. He has  been a
                              consultant  to   Thermo   Electron   since
                              January  1991.  Mr.  Ferrari  was  a  Vice
                              President of  Thermo  Electron  from  1988
                              until his retirement at  the end of  1990,
                              its Secretary from 1981  to 1990, and  its
                              Treasurer from 1967 to 1988.  He served as
                              the Corporation's Clerk from 1983  to 1990
                              and its Treasurer from  1983 to 1988.  Mr.
                              Ferrari is  also  a  director  of  General
                              Scanning    Inc.,    Signal     Technology
                              Corporation and ThermoTrex Corporation.

        George N.             Dr. Hatsopoulos, 69,  has been a  Director
        Hatsopoulos           of  the   Corporation  since   1983.   Dr.
                              Hatsopoulos has been the Chairman of the
                              Board, President and Chief Executive
                              Officer of Thermo Electron since 1956. Dr.
                              Hatsopoulos is  also a  director of  Bolt,
                              Beranek  &  Newman,  Inc.,  Thermo  Ecotek
                              Corporation,   Thermo   Electron,   Thermo
                              Fibertek Inc.,  Thermo Instrument  Systems
                              Inc.,  ThermoQuest   Corporation,   Thermo
                              TerraTech Inc. and ThermoTrex Corporation.
                              Dr. Hatsopoulos is the brother of Mr. John
                              N. Hatsopoulos, a Director and the Chairman of the Board, Vice President and Chief
                              Financial Officer of the Corporation.




                                        4
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





        John N. Hatsopoulos   Mr.   Hatsopoulos,   62,   was   appointed
                              Chairman of  the  Board  of  Directors  in
                              March  1995,   and  has   served  as   the
                              Corporation's  Chief   Financial   Officer
                              since 1988  and its  Vice President  since
                              1986. He  has  been  the  Chief  Financial
                              Officer of Thermo Electron since  1988 and
                              an  Executive  Vice  President  of  Thermo
                              Electron since  1986. Mr.  Hatsopoulos  is
                              also a Director of Lehman  Brothers Funds,
                              Inc., Thermo  Ecotek  Corporation,  Thermo
                              Fibertek Inc.,  Thermo Instrument  Systems
                              Inc.,    Thermo     Power     Corporation,
                              ThermoQuest  Corporation,  Thermo  Sentron
                              Inc., Thermo TerraTech Inc. and ThermoTrex
                              Corporation.  Mr.   Hatsopoulos   is   the
                              brother of  Dr. George  N. Hatsopoulos,  a
                              Director of the Corporation.

        Robert C. Howard      Mr. Howard, 65, has been a Director of the
                              Corporation since  1983.  Mr.  Howard  has
                              been an Executive Vice President of Thermo
                              Electron  since  1986.    He  is   also  a
                              director  of  Thermo  Cardiosystems  Inc.,
                              ThermoLase Corporation, Thermo Instruments
                              Systems Inc., Thermo Power Corporation and
                              ThermoTrex Corporation.

        Arvin H. Smith        Mr. Smith, 66, has been a Director  of the
                              Corporation since 1992. Mr. Smith has been
                              President and Chief  Executive Officer  of
                              Thermo Instrument Systems Inc. since 1986,
                              Executive   Vice   President   of   Thermo
                              Electron  since  November  1991   and  was
                              Senior Vice President  of Thermo  Electron
                              from 1986  to 1991.  Mr. Smith  is also  a
                              director  of  Thermo  Instrument   Systems
                              Inc.,    ThermoQuest    Corporation    and
                              ThermoSpectra Corporation.

        John W. Wood Jr.      Mr. Wood, 52, has  been a Director of  the
                              Corporation since 1984. Mr. Wood has been a Senior Vice President of Thermo Electron since September 1994 and President and Chief Executive Officer of the Corporation since 1984. Mr. Wood is also a director of Thermo Cardiosystems Inc., Thermo Sentron
                              Inc. and Thermo Voltek Corp.

        Nicholas T. Zervas    Dr. Zervas, 67, has been a Director of
                              the Corporation since 1987.  Dr. Zervas has
                              been  Chief   of  Neurosurgical   Service,
                              Massachusetts  General   Hospital,   since
                              1977. Dr.  Zervas is  also  a director  of
                              Thermo  Cardiosystems   Inc.,   ThermoLase
                              Corporation and ThermoTrex Corporation.

                                        5
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






        Committees of the Board of Directors and Meetings

             The Board of Directors has established an Audit Committee and a Human Resources Committee, each consisting solely of outside Directors. The present members of the Audit Committee are Mr. Ferrari (Chairman), Mr. Crisp and Dr. Zervas. The Audit Committee reviews the scope of the audit with the Corporation's independent public accountants and meets with them for the purpose of reviewing the results of the audit subsequent to its completion. The present members of the Human Resources Committee are Mr. Crisp (Chairman), Mr. Ferrari and Dr. Zervas. The Human Resources Committee reviews the performance of senior members of management, recommends executive compensation and administers the Corporation's stock option and other stock-based compensation plans. The Corporation does not have a nominating committee of the Board of Directors. The Board of Directors met five times, the Audit Committee met twice and the Human Resources Committee met twice during fiscal 1995. Each Director attended at least 75% of all meetings of the Board of Directors and Committees on which he served held during fiscal 1995.

        Compensation of Directors

             Directors who are not employees of the Corporation, of Thermo Electron or any other companies affiliated with Thermo Electron (also referred to as "outside directors"), receive an annual retainer of $4,000 and a fee of $1,000 per day for attending regular meetings of the Board of Directors and $500 per day for participating in meetings of the Board of Directors held by means of conference telephone and for participating in certain meetings of committees of the Board of Directors. Payment of Directors' fees is made quarterly. Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Smith, Mr. Wood and Mr. Howard are all employees of Thermo Electron or its subsidiaries and do not receive any cash compensation from the Corporation for their services as Directors. Directors are also reimbursed for out-of-pocket expenses incurred in attending such meetings.

             Under the Deferred Compensation Plan for Directors (the "Deferred Compensation Plan"), a Director has the right to defer receipt of his cash fees until he ceases to serve as a Director, dies or retires from his principal occupation. In the event of a change in control or proposed change in control of the Corporation that is not approved by the Board of Directors, deferred amounts become payable immediately. Either of the following is deemed to be a change of control: (a) the occurrence, without the prior approval of the Board of Directors, of the acquisition, directly or indirectly, by any person of 50% or more of the outstanding Common Stock or the outstanding common stock of Thermo Electron; or (b) the failure of the persons serving on the Board of Directors immediately prior to any contested election of directors or any exchange offer or tender offer for the Common Stock or the common stock of Thermo Electron
                                        6
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





        to constitute a majority of the Board of Directors at any time within two years following any such event. Amounts deferred pursuant to the Deferred Compensation Plan are valued at the end of each quarter as units of the Corporation's Common Stock. When payable, amounts deferred may be disbursed solely in shares of Common Stock accumulated under the Deferred Compensation Plan. A total of 30,000 shares of Common Stock have been reserved for issuance under the Deferred Compensation Plan. As of January 1, 1996, deferred units equal to 16,536.57 shares of Common Stock were accumulated under the Deferred Compensation Plan.

             In 1991, the Corporation adopted a directors stock option plan (the "Directors Plan"), which was amended in 1995. The Directors Plan provides for the grant of stock options to purchase shares of common stock of the Corporation and its majority-owned subsidiaries to outside Directors as additional compensation for their service as Directors. Under the Directors Plan, outside Directors are automatically granted options to purchase 1,000 shares of the Common Stock annually. In addition, the Directors Plan provides for the automatic grant every five years of options to purchase 1,500 shares of the common stock of a majority-owned subsidiary of the Corporation that is "spun out" to outside investors.

             Pursuant to the Directors Plan, outside Directors receive an annual grant of options to purchase 1,000 shares of Common Stock at the close of business on the date of each Annual Meeting Of The Stockholders of the Corporation. Options evidencing annual grants may be exercised at any time from and after the six-month anniversary of the grant date of the option and prior to the expiration of the option on the third anniversary of the grant date. Shares acquired upon exercise of the options are subject to repurchase by the Corporation at the exercise price if the recipient ceases to serve as a Director of the Corporation or any other Thermo Electron company prior to the first anniversary of the grant date.

             In addition, under the Directors Plan, outside Directors are automatically granted every five years options to purchase 1,500 shares of common stock of each majority-owned subsidiary of the Corporation that is "spun out" to outside investors. The grant occurs on the close of business on the date of the first Annual Meeting Of The Stockholders next following the subsidiary's spinout, which is the first to occur of either an initial public offering of the subsidiary's common stock or a sale of such stock to third parties in an arms-length transaction, and also as of the close of business on the date of every fifth Annual Meeting Of The Stockholders of the Corporation that occurs thereafter during the duration of the Plan. The options granted vest and become exercisable on the fourth anniversary of the date of grant, unless prior to such date the subsidiary's common stock is registered under Section 12 of the Securities Exchange Act 1934, as amended (''Section 12 Registration"). In the event that the effective date of Section 12 Registration occurs before the
                                        7
PAGE
        fourth anniversary of the grant date, the option will become immediately exercisable and the shares acquired upon exercise will be subject to restrictions on transfer and the right of the Corporation to repurchase such shares at the exercise price in the event the Director ceases to serve as a Director of the Corporation or any other Thermo Electron company. In the event of Section 12 Registration, the restrictions and repurchase rights shall lapse or be deemed to lapse at the rate of 25% per year, starting with the first anniversary of the grant date. These options expire after five years. Under this provision of the Directors Plan, each outside Director was granted options to purchase 1,500 shares of common stock of each of Thermo Cardiosystems Inc. and Thermo Voltek Corp. at exercise prices of $_____ and $______ per share, respectively, on May 22, 1995, the date of last year's Annual Meeting Of The Stockholders. In addition, under the Directors Plan, each outside Director will be granted options to purchase 1,500 shares of common stock of Thermo Sentron Inc. on the date of this year's Annual Meeting Of The Stockholders.

             The exercise price for options granted under the Directors Plan is the average of the closing prices of the common stock as reported on the American Stock Exchange (or other principal market on which the common stock is then traded) for the five trading days preceding and including the date of grant, or, if the shares are not then traded, at the last price per share paid by third parties in an arms-length transaction prior to the option grant. An aggregate of 37,500 shares of Common Stock has been reserved for issuance under the Directors Plan.


        Compensation Committee Interlocks and Insider Participation in Compensation Decisions

             Mr. Ferrari serves as a member of the Human Resources Committee of the Board of Directors. Mr. Ferrari served as the Clerk of the Corporation from 1983 to 1990 and as its Treasurer from 1983 to 1988.


                                 STOCK OWNERSHIP

             The following table sets forth the beneficial ownership of Common Stock, as well as the common stock of Thermo Electron, the Corporation's parent corporation, and of Thermo Cardiosystems Inc. ("Thermo Cardiosystems") and Thermo Voltek Corp. ("Thermo Voltek"), each a publicly traded majority-owned subsidiary of the Corporation, as of January 1, 1996, with respect to (i) each person who was known by the Corporation to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each Director, (iii) each executive officer named in the summary compensation table under the heading "Executive Compensation" and
        (iv) all Directors and current executive officers as a group. No Director or executive officer beneficially owned any shares of
                                        8
PAGE

        Thermedics Detection Inc. ("Thermedics Detection") or Thermo Sentron Inc. ("Thermo Sentron"), each a majority-owned subsidiary of the Corporation, as of January 1, 1996.










                                              Thermo         Thermo        Thermo
                                             Electron     Cardiosystems    Voltek
                      Name                Corporation (3)   Inc. (4)     Corp. (5)

        Thermo Electron Corporation (6)               N/A           N/A          N

        Peter O. Crisp                             64,434        16,500        2,5

        Paul F. Ferrari                            20,820        16,500        3,9

        David H. Fine                              48,682         2,783

        George N. Hatsopoulos                   2,328,408         7,733

        John N. Hatsopoulos                       479,225         1,288        7,7

        Robert C. Howard                          134,593        12,500

        John T. Keiser                             80,117        10,500

        Victor L. Poirier                          33,227       105,779

        Louis S. Slaughter (7)                     11,034             0

        Arvin H. Smith                            363,578        20,000

        John W. Wood Jr.                          154,674        44,699       60,6

        Nicholas T. Zervas                              0        30,505        1,5

        All Directors and current               3,721,487       279,123       76,3
        executive officers as a group (13




        (1) Except as reflected in the footnotes to this table, shares of Common Stock of the Corporation and of the common stock of Thermo Electron, Thermo Cardiosystems and Thermo Voltek beneficially owned consist of shares owned by the indicated person or by that person for the benefit of minor children, and all share ownership includes sole voting and investment power.

        (2) Shares of the Common Stock beneficially owned by Mr. Crisp, Mr. Ferrari, Dr. Fine, Dr. G. Hatsopoulos, Mr. J.
             Hatsopoulos, Mr. Howard, Mr. Keiser, Mr. Poirier, Mr. Slaughter, Mr. Smith, Mr. Wood, Dr. Zervas and all Directors and current executive officers as a group include 8,050, 8,000, 84,600, 50,000, 50,000, 10,000, 15,700, 45,000,
             _______,  82,500,   120,100,  7,650   and  500,600   shares,
             respectively, that such person or group has the right to acquire within 60 days of January 1, 1996 through the exercise of stock options. Shares beneficially owned by Dr. Fine, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Howard, Mr. Keiser, Mr. Poirier, Mr. Slaughter, Mr. Smith, Mr. Wood and all Directors and executive officers as a group include 917, 1,465, 1,476, 1,587, 1,049, 278, 652, 1,319, 1,218 and
             10,993 full shares, respectively, allocated through January 1, 1996 to their respective accounts maintained pursuant to Thermo Electron's employee stock ownership plan ("ESOP"). Shares beneficially owned by Mr. Crisp, Dr. Zervas and all Directors and executive officers as a group include 6,308, 6,693 and 13,001 full shares, respectively, that had been allocated through January 1, 1996 to their respective accounts maintained under the Corporation's Deferred Compensation Plan for Directors. Shares beneficially owned by Dr. G. Hatsopoulos include 562 shares held by Dr. G. Hatsopoulos' spouse. Shares beneficially owned by Mr. Wood include 1,300 shares each held in two trusts of which Mr. Wood's spouse is the trustee. No Director or executive officer beneficially owned more than 1% of the Common Stock outstanding as of January 1, 1996; all Directors and executive officers as a group beneficially owned 2.2% of the Common Stock outstanding as of such date.

        (3) The shares of common stock of Thermo Electron shown in the table reflect a three-for-two split of such stock effected in May 24 1995. Shares of the common stock of Thermo Electron beneficially owned by Mr. Crisp, Dr. Fine, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Howard, Mr. Keiser, Mr. Poirier, Mr. Slaughter, Mr. Smith, Mr. Wood and all
                                        9
PAGE

             Directors and executive officers as a group include 5,250, 37,150, 1,102,200, 297,880, 40,185, 60,698, 29,700, 10,575,
             182,775, 133,998  and 1,965,536  shares, respectively,  that such person or group has the right to acquire within 60 days of January 1, 1996 through the exercise of stock options. Shares beneficially owned by Dr. Fine, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Howard, Mr. Keiser, Mr. Poirier, Mr. Slaughter, Mr. Smith, Mr. Wood and all Directors and executive officers as a group include 757, 1,481, 1,225, 1,963, 819, 337, 459, 1,081, 1,052 and 9,993 full shares, respectively, allocated to their respective accounts maintained pursuant to the ESOP. Shares beneficially owned by Mr. Crisp and all Directors and executive officers as a group include 29,421 full shares allocated through January 1, 1996 to Mr. Crisp's account maintained pursuant to Thermo Electron's deferred compensation plan for directors. Shares beneficially owned by Mr. Ferrari include an aggregate of 17,160 shares held in trusts of which Mr. Ferrari is a trustee. Shares beneficially owned by Dr. G. Hatsopoulos include 59,734 shares held by Dr. Hatsopoulos' spouse,
             112,500 shares held by a QTIP trust of which Dr. G. Hatsopoulos' spouse is a trustee and 26,625 shares held by a family trust of which Dr. G. Hatsopoulos' spouse is the trustee. Shares beneficially owned by Mr. J. Hatsopoulos include 435 shares each held by family trusts for the benefit of two of Mr. J. Hatsopoulos' children and 112,500 shares held by QTIP trust of which Mr. J. Hatsopoulos is a trustee. Except for Dr. Hatsopoulos, who beneficially owned 2.6% of the Thermo Electron common stock outstanding as of January 1, 1996, no Director or executive officer beneficially owned more than 1% of such common stock outstanding as of such date; all Directors and executive officers as a group beneficially owned approximately 4.1% of the Thermo Electron common stock outstanding as of January 1, 1996.

        (4) Shares of the common stock of Thermo Cardiosystems beneficially owned by Mr. Crisp, Mr. Ferrari, Dr. Fine, Mr. Keiser, Mr. Poirier, Mr. Smith, Mr. Wood, Dr. Zervas and all Directors and executive officers as a group include 16,500, 16,500, 2,650, 10,500, 77,900, 20,000, 39,483, 7,800 and
             201,333 shares, respectively, that such person or group has the right to acquire within 60 days of January 1, 1996 through the exercise of stock options. Shares beneficially owned by Dr. Zervas and all Directors and executive officers as a group include 4,405 shares allocated through January 1, 1996 to Dr. Zervas' account maintained pursuant to Thermo Cardiosystems's Deferred Compensation Plan for Directors. No Director or executive officer beneficially owned more than 1% of the Thermo Cardiosystems common stock outstanding as of January 1, 1996; all Directors and executive officers as a group beneficially owned approximately 1.1% of such common stock outstanding on such date.

                                       10
PAGE

        (5) Shares of the common stock of Thermo Voltek beneficially owned by Mr. Crisp, Mr. Ferrari, Mr. J. Hatsopoulos, Mr. Smith, Mr. Wood and all Directors and executive officers as a group include 2,500, 3,999, 4,999, 1,500, 56,649, and
             69,647 shares, respectively, that such person or group has the right to acquire within 60 days of January 1, 1996 through the exercise of stock options. The Directors and executive officers of the Corporation did not individually or as a group beneficially own more than 1% of the Thermo Voltek common stock outstanding as of January 1, 1996.

        (6) Shares of the Common Stock beneficially owned by Thermo Electron include ________ shares Thermo Electron or its subsidiaries have the right to acquire within 60 days of January 1, 1996 pursuant to the conversion of the Corporation's 6/% subordinated convertible debentures due
             1998. Thermo Electron beneficially owned 51.90% of the Common Stock outstanding as of January 1, 1996. Thermo Electron's address is 81 Wyman Street, Waltham, Massachusetts 02254-9046.

        (7) Mr. Slaughter resigned as an executive officer of the Corporation on December 22, 1995.

        Disclosure of Certain Late Filings

             Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's Directors and executive officers, and beneficial owners of more than 10% of the Common Stock, such as Thermo Electron, to file with the Securities and Exchange Commission initial reports of ownership and periodic reports of changes in ownership of the Corporation's securities. Based upon a review of such filings, all Section 16(a) filing requirements applicable to such persons were complied with during 1995, except in the following instance. Mr. Paul F. Kelleher, an executive officer of the Corporation, failed to report the sale of 4,400 shares of Common Stock in May 1995 until January 1996.


                             EXECUTIVE COMPENSATION

        NOTE:   All Thermo Electron share amounts reported below have,  in all cases, been adjusted as applicable to reflect a three-for-two stock split effected in the form of a 50% stock dividend in May 1995 with respect to the common stock of Thermo Electron.

        Summary Compensation Table

             The following table summarizes compensation for services to the Corporation in all capacities awarded to, earned by or paid to the Corporation's chief executive officer and its four other most highly compensated executive officers for the last three fiscal years.

                                       11
PAGE

             The Corporation is required to appoint certain executive officers and full-time employees of Thermo Electron as executive officers of the Corporation, in accordance with the Thermo Electron Corporate Charter. The compensation for these executive officers is determined and paid entirely by Thermo Electron. The time and effort devoted by these individuals to the Corporation's affairs is provided to the Corporation under the Corporate Services Agreement between the Corporation and Thermo Electron. Accordingly, the compensation for these individuals is not reported in the following table.


                           Summary Compensation Table









                                        Summary Compensation Table


                                                  Annual            Long Term
                                             Compensation (1)      Compensation
                                                              Securities Underlyin
     Nameand Principal Position                               Options (No. of Shar
                                                                   and Company)
                               Fiscal Year                             (2)
                                            Salary   Bonus

     John W. Wood Jr. (3)           1995     $180,000 $160,000        4,900(TMD)

       President and                                                  2,300(TCA)

                                                                        900(TVL)

       Chief Executive Officer      1994     $165,000 $127,000        5,400(TMD)

                                                                      1,950(TMO)

                                    1993     $156,500 $110,000       79,800(TMD)

                                                                     19,162(TMO)

                                                                     50,750(TVL)


     John T. Keiser (4)             1995     $137,000  $91,000          700(TMD)

       Senior Vice President                                          7,300(TMO)

                                    1994     $130,000  $54,000       15,000(TMD)

                                                                      3,000(TCA)

                                                                     13,950(TMO)
PAGE





                                                                      1,500(THS)


     Victor L. Poirier             1995      $141,000 $113,000        3,700(TCA)

       Senior Vice President                                         10,500(TMO)

                                                                      5,000(TLZ)

                                    1994     $135,000  $66,000        15450(TMO)

                                                                        500(THS)

                                    1993     $115,500  $55,000       15,000(TMD)

                                                                     50,000(TCA)

                                                                      1,500 (TMO)


     David H. Fine                  1995     $124,000  $23,500        2,500(TMD)

       Vice President                                                 1,000(TMO)

                                    1994     $114,500  $67,500        4,100(TMD)

                                                                     31,200(TMO)

                                                                      1,000(THS)

                                    1993     $110,750  $67,000       70,500(TMD)

                                                                      1,350(TMO)


     Louis S. Slaughter (5)         1995     $155,000      --           --

       Former Vice President        1994     $150,000  $82,000        1,600(TMD)

                                                                     10,500(TMO)
PAGE





                                                                      1,000(THS)

                                    1993     $145,000  $80,000       75,300(TMD)

                                                                      5,625(TMO)







































        (1) In addition to grants of options to purchase Common Stock of the Corporation (designated in the table as TMD), executive officers of the Corporation have been granted options to purchase common stock of Thermo Electron and certain of its other subsidiaries as part of Thermo Electron's stock option program. Options have been granted during the last three fiscal years to the chief executive officer and the other named executive officers in the following Thermo Electron companies: Thermo Cardiosystems (designated in the table as TCA), Thermo Electron (designated in the table as TMO) and ThermoSpectra Corporation (designated in the table as THS).

        (2)  Represents the amount of matching contributions made by  the
             individual's  employer  on  behalf  of  executive   officers
             participating in the Thermo Electron 401(k) plan.

        (3) Mr. Wood is a senior vice president of Thermo Electron and the president and chief executive officer of Thermo Voltek, as well as the president and chief executive officer of the Corporation. Reported in the table under "Annual Compensation" and "All Other Compensation" are the total amounts paid to Mr. Wood for his service in all capacities to Thermo Electron companies. The Human Resources Committee of the Board of Directors of the Corporation reviewed total annual compensation to be paid to Mr. Wood from all sources within the Thermo Electron organization and approves the allocation of a percentage of annual compensation (salary and bonus) for the time he devotes to the affairs of the Corporation. For 1995 and 1994, 50% and 65%, respectively, of Mr. Wood's annual compensation was allocated to the Corporation. Prior to 1994, all of Mr. Wood's annual compensation was paid by the Corporation.

        (4)  Mr. Keiser  was appointed  a senior  vice president  of  the
                                       12
PAGE

             Corporation on July 28, 1994 and since July 1, 1994 has served as the president of Thermo Biomedical Inc., a subsidiary of Thermo Electron. Prior to July 1, 1994 he served as a vice president of Thermo Instrument Systems Inc., another majority-owned subsidiary of Thermo Electron. Reported in the table under "Annual Compensation" and "All Other Compensation" are the total amounts paid in 1995 and 1994 to Mr. Keiser for his service in all capacities to Thermo Electron companies. The Human Resources Committee of the Board of Directors of the Corporation reviewed total annual compensation paid to Mr. Keiser in 1995 and 1994 from all sources within the Thermo Electron organization and approved the allocation of a percentage of annual compensation (salary and bonus) for the time he devotes to the affairs of the Corporation. For 1995 and 1994, 10% and 5%, respectively, of Mr. Keiser's annual compensation was allocated to the Corporation.

        (5) Mr. Slaughter resigned as an executive officer of the Corporation on December 22, 1995.

        (6) In addition to the matching contributions referred to in footnote (2), this amount includes $2,763 and $2,763, representing the market value of 112 shares of Thermo Electron common stock received by each of Mr. Slaughter and Dr. Fine, respectively, in recognition of managerial achievements, voted by managers of Thermo Electron at annual management conferences.


        Stock Options Granted During Fiscal 1995

             The following table sets forth information concerning individual grants of stock options made during fiscal 1995 to the Corporation's chief executive officer and the other named executive officers. No options were granted to Mr. Slaughter in fiscal 1995. It has not been the Corporation's policy in the past to grant stock appreciation rights, and no such rights were granted during fiscal 1995.


                          Option Grants in Fiscal 1995









                                       OPTION GRANTS in FISCAL 1995



                                               Percent of                       Po
                                               Total Options                    Re
                             Number of         Granted to                       As
                             Securities        Employees in Exercise            Ra
                             Underlying OptionsFiscal Year  Price Per ExpirationPr
     Name                    Granted (1)                    Share     Date      fo


                                                                                <C

     John W. Wood Jr. (3)         4,900(TMD)       27.4%        $15.52  3/14/02

                                  2,300(TCA)        2.9% (2)    $26.10  3/20/02

                                   900 (TVL)        0.8% (2)    $11.00  3/20/02



     John T. Keiser                700 (TMD)        3.9%        $15.52  3/14/02

                                  2,300(TMO)        0.3% (2)    $37.27  5/23/98

                                  5,000(TMO)        0.6% (2)    $48.90 11/28/02
PAGE





     Victor L. Poirier            3,700(TCA)        4.6%      $26.10    3/20/02

                                   500 (TMO)        0.1% (2)  $37.27    5/23/98

                                 10,000(TMO)        1.2% (2)  $45.40    9/22/07  $

                                  5,000(TLZ)        0.5% (2)  $22.75   11/28/07


     David H. Fine                2,500(TMD)       14.0%      $15.52    3/14/02

                                  1,000(TMO)        0.1% (2)  $37.27    5/23/98





        (1) All of the options granted during the fiscal year are immediately exercisable at the date of grant. However, the shares acquired upon exercise are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by the granting corporation or any other Thermo Electron company. The granting corporation may exercise its repurchase rights within six
                                       13
PAGE
             months after the termination of the optionee's employment. The repurchase rights generally lapse ratably over a five- to ten-year period, depending on the option term, which may vary from seven to twelve years, provided that the optionee continues to be employed by the granting corporation or another Thermo Electron company. Certain options granted as a part of Thermo Electron's stock option program have three-year terms, and the repurchase rights lapse in their entirety on the second anniversary of the grant date. The granting corporation may permit the holders of options to exercise options and to satisfy tax withholding obligations by surrendering shares equal in fair market value to the exercise price or withholding obligation.

        (2) These options were granted under stock option plans maintained by Thermo Electron or its subsidiaries other than the Corporation and accordingly are reported as a percentage of total options granted to employees of Thermo Electron and its subsidiaries.

        (3) Mr. Wood was appointed a vice president of Thermo Electron on September 2, 1994, and currently serves as a senior vice president, and from time to time after that date has been, and in the future may be, granted options to purchase common stock of Thermo Electron and its subsidiaries other than the Corporation. These options are not reported in the table as they are granted as compensation for service to other Thermo Electron companies in capacities other than in his capacity as chief executive officer of the Corporation.

        Stock Options Exercised During Fiscal 1995

             The following table reports certain information regarding stock option exercises during fiscal 1995 and outstanding stock options held at the end of fiscal 1995 by the Corporation's chief executive officer and the other named executive officers. No stock appreciation rights were exercised or were outstanding during fiscal 1995.

           Aggregated Option Exercises in Fiscal 1995 and Fiscal 1995
                             Year-end Option Values










     Aggregated Option Exercises In Fiscal 1995 And Fiscal 1995 Year-End Option Val




                                                                 No. of Unexercise
                                               Shares             Options at Fisca
                                              Acquired   Value        Year-end
             Name              Company           on     Realized   (Exercisable/
                                              Exercise           Unexercisable) (1


     John W. Wood Jr. (2)Thermedics              --       --        120,100 0

                         ThermedicsDetection     --       --        0/35,000

                         Thermo Cardiosystems   26,817   $646,425    39,483 0

                         Thermo Ecotek           --       --         47,098 0

                         Thermo Electron         --       --          6,000 0

                         Thermo Fibertek         --       --            900 0

                         ThermoTrex              --       --         56,649 0

                         Thermo Voltek           --       --


     John T. Keiser (3)  Thermedics              --       --         15,700 /0

                         Thermo Cardiosystems    --       --         10,500 /0

                         Thermo Electron         3,375    $66,390    21,250 /-

                         ThermoSpectra           --       --          1,500 /0
PAGE









     Victor L. Poirier   Thermedics              --       --         45,000 /0

                         Thermedics Detection    --       --        0/5,000

                         Thermo Cardiosystems   36,759 $1,870,849    77,900 /0

                         Thermo Ecotek           --       --          2,500 /0

                         Thermo Electron         --       --         29,700 /0(4)

                         Thermo Fibertek         --       --          3,000 /0

                         ThermoLase              --       --          5,000 /0

                         ThermoSpectra                    --            500 /0

                         ThermoTrex              1,440    $46,872       360 /0



     David H. Fine       Thermedics              --       --         84,600 /0

                         Thermedics Detection    --       --        0/62,500

                         Thermo Cardiosystems    2,600    $62,452     2,650 /0

                         Thermo Ecotek           --       --          1,000 /0

                         Thermo Electron        10,755   $202,296    37,150 /0(4)

                         Thermo Fibertek         --       --          3,000 /0

                         ThermoSpectra           --       --          1,000 /0

                         ThermoTrex              1,440    $41,472       360 /0
PAGE









     Louis S. Slaughter  Thermedics              --       --         23,720 /0

                         Thermo Ecotek           --       --          1,000 /0

                         Thermo Electron         --       --         10,575 /0

                         Thermo Fibertek         --       --          3,600 /0

                         ThermoSpectra           --       --            200 /0

                         Thermo TerraTech        --       --         15,000 /0

                         ThermoTrex              --       --            540 /0
























        (1) All of the options reported outstanding at the end of the fiscal year were immediately exercisable on the date of grant, except options to purchase the common stock of Thermedics Detection, which are not exercisable until that company's stock is publicly traded. The shares acquired upon exercise of the options reported in the table are subject to repurchase by the granting corporation at the exercise price
                                       14
PAGE
             if the optionee ceases to be employed by such corporation or any other Thermo Electron company. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. For publicly traded companies, the repurchase rights generally lapse ratably over a five- to ten-year period, depending on the option term, which may vary from seven to twelve years, provided that the optionee continues to be employed by the Corporation or another Thermo Electron company. For companies whose shares are not publicly traded, the repurchase rights lapse in their entirety on the ninth anniversary of the grant date.

        (2) Mr. Wood was appointed a vice president of Thermo Electron on September 2, 1994, currently serves as a senior vice president, and holds options to purchase common stock of Thermo Electron and its subsidiaries other than the Corporation granted after that date. These options are not reported in the table as they were granted as compensation for service to other Thermo Electron companies other than in his capacity as chief executive officer of the Corporation.

        (3) Mr. Keiser was appointed a senior vice president of the Corporation on July 28, 1994 and since July 1, 1994 has served as the president of Thermo Biomedical Inc., a subsidiary of Thermo Electron. Prior to July 1, 1994, he served as a vice president of Thermo Instrument Systems Inc. and holds options to purchase common stock of Thermo Electron and its subsidiaries other than the Corporation granted prior to that date. These options are not reported in the table as they were granted as compensation for service to other than as senior vice president of the Corporation.

        (4) Options to purchase 15,000 and 30,000 shares of the common stock of Thermo Electron granted to Mr. Poirier and Mr. Fine, respectively, are subject to the same terms as described in footnote (1), except that the repurchase rights of the granting corporation generally do not lapse until the tenth anniversary of the grant date. In the event of the employee's death or involuntary termination prior to the tenth anniversary of the grant date, the repurchase rights of the granting corporation shall be deemed to have lapsed ratably over a five-year period commencing with the fifth anniversary of the grant date.

        (5) No public market existed for the shares underlying these options as of December 31, 1995. Accordingly, no value in excess of the exercise price has been attributed to these options.

        Severance Agreements

             In 1988, Thermo Electron  entered into severance  agreements
                                       15
PAGE
        with several of its key employees, including key employees of the Corporation and other majority-owned subsidiaries. These agreements provide severance benefits if there is a change of control of Thermo Electron that is not approved by the Board of Directors of Thermo Electron and the employee's employment with Thermo Electron or the majority-owned subsidiary is terminated, for whatever reason, within one year thereafter. For purposes of the agreement a change of control exists upon (i) the acquisition of 50% or more of the outstanding common stock of Thermo Electron by any person without the prior approval of the board of directors of Thermo Electron, (ii) the failure of the board of directors of Thermo Electron, within two years after any contested election of directors or tender or exchange offer not approved by the board of directors, to be constituted of a majority of directors holding office prior to such event or (iii) any other event that the board of directors of Thermo Electron determines constitutes an effective change of control of Thermo Electron. Each of the recipients of these agreements would receive a lump-sum benefit at the time of a qualifying severance equal to the highest total cash compensation paid to the employee by Thermo Electron or the majority-owned subsidiary in any 12-month period during the three years preceding the severance event. A qualifying severance exists (i) if the employment of the executive officer is terminated for any reason within one year after a change in control of Thermo Electron or (ii) a group of directors of Thermo Electron consisting of directors of Thermo Electron on the date of the severance agreement or, if an election contest or tender or exchange offer for Thermo
        Electron's common stock has occurred, the directors of Thermo Electron immediately prior to such election contest or tender or exchange offer, and any future directors who are nominated or elected by such directors, determines that any other termination of the executive officer's employment should be treated as a qualifying severance. The benefits to be provided are limited so that the payments would not constitute so-called "excess parachute payments" under applicable provisions of the Internal Revenue Code of 1986. Assuming that severance benefits would have been payable under these agreements as of January 1, 1996, Mr. Wood would have received approximately $340,000.

                   COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        Executive Compensation

             All decisions on compensation for the Corporation's executive officers are made by the Human Resources Committee of the Board of Directors (the "Committee"). In reviewing and establishing total cash compensation and stock-based compensation for executives, the Committee follows guidelines established by the Human Resources Committee of the Board of Directors of its parent corporation, Thermo Electron. The executive compensation program presently consists of annual base salary ("salary"), short-term incentives in the form of annual cash bonuses, and long-term incentives in the form of stock options.
                                       16
PAGE

             The Committee believes that the compensation of executive officers should reflect the scope of their responsibilities, the success of the Corporation, and the contributions of each executive to that success. In addition, the Committee believes that base salaries should approximate the mid-point of competitive salaries derived from market surveys and that short-term and long-term incentive compensation should reflect the performance of the Corporation and the contributions of each executive.

             External competitiveness  is  an important  element  of  the
        Committee's compensation policy. The competitiveness of the Corporation's compensation for its executives is assessed by comparing it to market data provided by its compensation consultant and by participating in annual executive compensation surveys, primarily "Project 777", an executive compensation survey prepared by Management Compensation Services, a division of Hewitt Associates. The majority of firms represented in the Project 777 survey are included in the Standard & Poor's Index, but do not necessarily correspond to the companies included in the Corporation's peer group index, the Dow Jones Diversified Technology Industry Group Index.

             Principles of  internal  equity  are  also  central  to  the
        Committee's compensation policies. Compensation considered for the Corporation's officers, whether cash or stock-based incentives, is also evaluated by comparing it to compensation of other executives within the Thermo Electron organization with comparable levels of responsibility for comparably sized business units. The process for determining each of these elements for the Corporation's executive officers is outlined below. For its review of the compensation of other officers of the Corporation, the Committee follows a substantially similar process.

             Base Salary

             Base salaries are intended  to approximate the mid-point  of competitive salaries for similar organizations of comparable size and complexity to the Corporation. Executive salaries are adjusted gradually over time and only as necessary to meet this objective. Increases in base salary may be moderated by other considerations, such as geographic or regional market data, industry trends or internal fairness within the Corporation and Thermo Electron. It is the Committee's intention that over time the base salaries for the chief executive officer and the other named executive officers will approach the mid-point of competitive data. The salary increases in 1995 for the chief
        executive  officer  and  the   other  named  executive   officers
        generally  reflect  this  practice   of  gradual  increases   and
        moderation.

             Cash Bonus

                                       17
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





             The Committee establishes a median potential bonus for each executive by using the market data on total cash compensation from the same executive compensation surveys as used to determine salaries. Specifically, the median potential bonus plus the salary of an executive officer is approximately equal to the mid-point of competitive total cash compensation for a similar position and level of responsibility in businesses having comparable sales and  complexity to the  Corporation. The  actual bonus awarded to an executive officer may range from zero to three times the median potential bonus. The value within the range (the bonus multiplier) is determined at the end of each year by the Committee in its discretion. The Committee exercises its discretion by evaluating each executive's performance using a methodology developed by its parent corporation, Thermo Electron, and applied throughout the Thermo Electron organization. The methodology incorporates measures of operating returns, designed to measure profitability, contributions to shareholder value, and earnings growth, and are measures of corporate and divisional performance that are evaluated using graphs developed by Thermo Electron designed to reward performance that is perceived as above average and to penalize performance that is perceived as below average. The measures of operating returns used in the Committee's determinations in calendar 1995 measured return on net assets, growth in income, and growth in earnings per share, and the Committee's determinations also included an evaluation of the contributions of each executive that are not captured by operating measures but are considered important to the creation of long-term value for the Stockholders. These measures of achievements are not financial targets that are met, not met or exceeded. The relative weighting of these achievements varies depending on the executive's role and responsibilities within the organization.

             The bonuses for named executive officers approved by the Committee with respect to 1995 performance in each instance exceeded the median potential bonus.



             Stock Option Program

             The primary goal of the Corporation is to excel in the creation of long-term value for the Stockholders. The principal incentive tool used to achieve this goal is the periodic award to key employees of options to purchase common stock of the Corporation and other Thermo Electron companies.

             The Committee and management believe that awards of stock options to purchase the shares of both the Corporation and other companies within the Thermo Electron group of companies accomplish many objectives. The grant of options to key employees encourages equity ownership in the Corporation, and closely aligns management's interests to the interests of all the Stockholders. The emphasis on stock options also results in
                                       18
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





        management's compensation being closely linked to stock performance. In addition, because they are subject to vesting periods of varying durations and to forfeiture if the employee leaves the Corporation prematurely, stock options are an incentive for key employees to remain with the Corporation long-term. The Committee believes stock option awards in the parent corporation, Thermo Electron, and the other majority-owned subsidiaries of Thermo Electron, are an important tool in providing incentives for performance within the entire organization.

             In determining awards, the Committee considers the average annual value of all options to purchase shares of the Corporation and other companies within the Thermo Electron organization that vest in the next five years. (Values are established using a modified Black-Scholes option pricing model.) As a guideline, the Committee strives to maintain the aggregate amount of awards to purchase shares of Common Stock to all employees over a five-year period below 10% of the Corporation's outstanding Common Stock, although other factors such as unusual transactions and acquisitions and standards for awards of comparably situated companies may affect the number of awards granted.

              In 1995, the Committee granted options to purchase Common Stock of the Corporation to the chief executive officer and the other named executive officers based on their holdings of such stock and vested rights to acquire such stock throughout the year, which the Committee considers each year. Other discretionary awards are not made annually in conjunction with the annual review of cash compensation, but are made periodically. The Committee considers total compensation of executives, actual and anticipated contributions of each executive (which includes a subjective assessment by the Committee of the value of the executive's future potential within the organization), as well as the value of previously awarded options as described above, in determining option awards. The option awards made with respect to the common stock of the Corporation's parent, Thermo Electron, or its subsidiaries, are maed as part of Thermo Electron's overall stock option program and are determined by the human resources committees of the board of directors of the applicable granting company using a similar analysis.

        Policy on Deductibility of Compensation

             The Committee has also considered the application of Section 162(m) of the Internal Revenue Code to the Corporation's compensation practices. Section 162(m) limits the tax deduction available to public companies for annual compensation paid to senior executives in excess of $1 million unless the compensation qualifies as "performance based". The annual cash compensation paid to individual executives does not approach the $1 million threshold, and it is believed that the stock incentive plans of the Corporation qualify as "performance based". Therefore, the
                                       19
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





        Committee does not believe any further action is necessary in order to comply with Section 162(m). From time to time, the Committee will reexamine the Corporation's compensation practices and the effect of Section 162(m).

        1995 CEO Compensation

             Cash compensation for Mr. John W. Wood Jr. is reviewed by both the Committee and the human resources committee of the board of directors of Thermo Electron, due to his responsibilities as both the Corporation's chief executive officer and as a senior vice president of Thermo Electron, the Corporation's parent. Each committee evaluates Mr. Wood's performance and proposed compensation using a process similar to that used for the other executive officers of the Corporation. At the Thermo Electron level, Mr. Wood is evaluated on his performance related to the Corporation, as well as other operating units of Thermo Electron for which he is responsible, weighted in accordance with the amount of time and effort devoted to each operation. Approximately 50% of Mr. Wood's bonus for 1995 performance was attributable to his responsibilities at the Corporation. The Corporation's Committee then reviews the analysis and determinations of the Thermo Electron committee, makes an independent assessment of Mr. Wood's performance as it relates to the Corporation using criteria similar to that used for the other executive officers of the Corporation, and then agrees to an appropriate allocation of Mr. Wood's compensation to be paid by the Corporation.

             In December 1995, the Committee conducted its review of Mr. Wood's proposed salary for 1996 and bonus for 1995 performance. In addition to the evaluation of Mr. Wood's performance as described above, the Committee also considered the ten-year return to Stockholders of the Corporation. The Corporation achieved a compound annual return to Stockholders of ___% per year over the last ten years. The Committee considered Mr. Wood's contributions and leadership in achieving this return in its determination. The Committee concurred in the recommendation made by the Thermo Electron committee and agreed to an allocation of 50% of Mr. Wood's total cash compensation for 1995 to the Corporation, based on his relative responsibilities at the Corporation and Thermo Electron.

             In 1995, the Committee also approved stock option awards to Mr. Wood with respect to the Corporation's Common Stock. The
        Committee annually considers an award of stock options to executive officers of the Corporation, which are generally based upon the number of shares of Common Stock and unexercised, vested stock options held by the executive during the year, as an incentive for executives to buy and hold Common Stock. The award of stock options to purchase shares of Common Stock to Mr. Wood in 1995 was made under this program. The awards of stock options to purchase shares of the Corporation's subsidiaries, Thermo Cardiosystems and Thermo Voltek, to Mr. Wood in 1995 were made by
                                       20
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





        the human resources committee of the board of directors of each of those companies under a similar program as that described above.


                          Mr. Peter O. Crisp (Chairman)
                               Mr. Paul F. Ferrari
                             Dr. Nicholas T. Zervas














































                                       21
PAGE

                          COMPARATIVE PERFORMANCE GRAPH

             The Securities and Exchange Commission requires that the Corporation include in this Proxy Statement a line-graph presentation comparing cumulative, five-year shareholder returns for the Corporation's Common Stock with a broad-based market index and either a nationally recognized industry standard or an index of peer companies selected by the Corporation. The Corporation has compared its performance with the American Stock Exchange Market Value Index and the Dow Jones Total Return Index for the Diversified Technology Industry Group.

           Comparison of 1990-1995 Total Return Among Thermedics Inc.,
              the American Stock Exchange Market Value Index and the
           Dow Jones Total Return Index for the Diversified Technology
                                 Industry Group


























                 12/31/90 12/31/91 12/31/9212/31/93 12/31/94 12/31/95

           TMD      100      94      119      230      194      422
          AMEX      100     128      130      155      141
         DJ DIV     100     119      131      153      158      215


             The total return for the Corporation's Common Stock (TMD), the American Stock Exchange Market Value Index (AMEX) and the Dow Jones Total Return Index for the Diversified Technology Industry Group (DJ DIV) assumes the reinvestment of dividends, although dividends have not been declared on the Corporation's Common
                                       22
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





        Stock. The American Stock Exchange Market Value Index tracks the aggregate performance of equity securities of companies listed on the American Stock Exchange. The Corporation's Common Stock is traded on the American Stock Exchange under the ticker symbol "TMD."




                          RELATIONSHIP WITH AFFILIATES

             Thermo Electron has adopted a strategy of selling a minority interest in subsidiary companies to outside investors as an important tool in its future development. As part of this strategy, Thermo Electron and certain of its subsidiaries have created several privately and publicly held subsidiaries. The Corporation has created Thermo Cardiosystems as a publicly held subsidiary and the Corporation has acquired the majority interest in a previously unaffiliated public company, Thermo Voltek From time to time, Thermo Electron and its subsidiaries will create other majority-owned subsidiaries as part of its spinout strategy. (The Corporation and the other Thermo Electron subsidiaries are hereinafter referred to as the "Thermo Subsidiaries.")

             Thermo Electron and each of the Thermo Subsidiaries recognize that the benefits and support that derive from their affiliation are essential elements of their individual performance. Accordingly, Thermo Electron and each of the Thermo Subsidiaries have adopted the Thermo Electron Corporate Charter (the "Charter") to define the relationships and delineate the nature of such cooperation among themselves. The purpose of the Charter is to ensure that (1) all of the companies and their stockholders are treated consistently and fairly, (2) the scope and nature of the cooperation among the companies, and each company's responsibilities, are adequately defined, (3) each company has access to the combined resources and financial, managerial and technological strengths of the others, and (4) Thermo Electron and the Thermo Subsidiaries, in the aggregate, are able to obtain the most favorable terms from outside parties.

             To achieve these ends, the Charter identifies the general principles to be followed by the companies, addresses the role and responsibilities of the management of each company, provides for the sharing of group resources by the companies and provides for centralized administrative, banking and credit services to be performed by Thermo Electron. The services provided by Thermo Electron include collecting and managing cash generated by members, coordinating the access of Thermo Electron and the Thermo Subsidiaries (the "Thermo Group") to external financing sources, ensuring compliance with external financial covenants and internal financial policies, assisting in the formulation of long-range financial planning and providing other banking and credit services. Pursuant to the Charter, Thermo Electron may
                                       23
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





        also provide guarantees of debt or other obligations of the Thermo Subsidiaries or may obtain external financing at the parent level for the benefit of the Thermo Subsidiaries. In certain instances, the Thermo Subsidiaries may provide credit support to, or on behalf of, the consolidated entity or may obtain financing directly from external financing sources. Under the Charter, Thermo Electron is responsible for determining that the Thermo Group remains in compliance with all covenants imposed by external financing sources, including covenants related to borrowings of Thermo Electron or other members of the Thermo Group, and for apportioning such constraints within the Thermo Group. In addition, Thermo Electron establishes certain internal policies and procedures applicable to members of the Thermo Group. The cost of the services provided by Thermo Electron to the Thermo Subsidiaries is covered under existing corporate services agreements between Thermo Electron and each of the Thermo Subsidiaries.

             The Charter presently provides that it shall continue in effect so long as Thermo Electron and at least one Thermo Subsidiary participate. The Charter may be amended at any time by agreement of the participants. Any Thermo Subsidiary, including the Corporation, can withdraw from participation in the Charter upon 30 days' prior notice. In addition, Thermo Electron may terminate a subsidiary's participation in the Charter in the event the subsidiary ceases to be controlled by Thermo Electron or ceases to comply with the Charter or the policies and procedures applicable to the Thermo Group. A withdrawal from the Charter automatically terminates the corporate services agreement and tax allocation agreement (if any) in effect between the withdrawing company and Thermo Electron. The withdrawal from participation does not terminate outstanding commitments to third parties made by the withdrawing company, or by Thermo Electron or other members of the Thermo Group, prior to the withdrawal. However, a withdrawing company is required to continue to comply with all policies and procedures applicable to the Thermo Group and to provide certain administrative functions mandated by Thermo Electron so long as the withdrawing company is controlled by or affiliated with Thermo Electron.

             As provided in the Charter, the Corporation and Thermo Electron have entered into a Corporate Services Agreement (the "Services Agreement") under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, employee benefit administration, tax advice and preparation of tax returns, centralized cash management and financial and other services to the Corporation. The Corporation was assessed an annual fee equal to 1.2% of the Corporation's revenues for these services for calendar 1995. Beginning January 1, 1996, the fee has been reduced to 1.0% of the Corporation's revenues. The fee is reviewed annually and may be changed by mutual agreement of the Corporation and Thermo Electron. During fiscal 1995, Thermo Electron assessed the Corporation $2,142,000 in fees under the
                                       24
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





        Services Agreement. Management believes that the charges under the Services Agreement are reasonable and that the terms of the Services Agreement are fair to the Corporation. For items such as employee benefit plans, insurance coverage and other identifiable costs, Thermo Electron charges the Corporation based on charges attributable to the Corporation. The Services Agreement automatically renews for successive one-year terms, unless canceled by the Corporation upon 30 days' prior notice. In addition, the Services Agreement terminates automatically in the event the Corporation ceases to be a member of the Thermo Group or ceases to be a participant in the Charter. In the event of a termination of the Services Agreement, the Corporation will be required to pay a termination fee equal to the fee that was paid by the Corporation for services under the Services Agreement for the nine-month period prior to termination. Following termination, Thermo Electron may provide certain administrative services on an as-requested basis by the Corporation or as required in order to meet the Corporation's obligations under Thermo Electron's policies and procedures. Thermo Electron will charge the Corporation a fee equal to the market rate for comparable services if such services are provided to the Corporation following termination.

             As of December 31, 1995, $25,685,000 of the Corporation's cash equivalents were invested in a repurchase agreement with Thermo Electron. Under this agreement, the Corporation in effect lends excess cash to Thermo Electron, which Thermo Electron collateralizes with investments principally consisting of corporate notes, U.S. government agency securities, money market funds, commercial paper and other marketable securities, in the amount of at least 103% of such obligation. The Corporation's funds subject to the repurchase agreement are readily convertible into cash by the Corporation and have a maturity of three months or less. The repurchase agreement earns a rate based on the Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter.

             Thermo Electron owned approximately 51% of the Corporation's outstanding Common Stock on January 1, 1996. Thermo Electron intends for the foreseeable future to maintain at least 50% ownership of the Corporation. This may require the purchase by Thermo Electron of additional shares of the Corporation's Common Stock from time to time as the number of outstanding shares issued by the Corporation increases. These purchases may be made either in the open market or directly from the Corporation.

             The Corporation allocates a portion of the salary and  bonus of two executive officers of the Corporation to Thermo Electron for the time such officers devote to Thermo Electron in connection with certain management responsibilities relating to Thermo Electron's other biomedical businesses. In 1995, the portion allocated to Thermo Electron was $402,000.

             On January 22, 1996, the Corporation issued 1,688,161 shares
                                       25
PAGE
        of its common stock to Thermo Electron in exchange for 315,199 shares of the common stock of the Corporation's Thermo Voltek subsidiary and 529,965 shares of the common stock of the Corporation's Thermo Cardiosystems Corporation subsidiary. The shares of common stock of the Corporation, Thermo Voltek and Thermo Cardiosystems were valued based upon the average closing sale price for each company's shares on the American Stock Exchange for the five days prior to the completion of the transaction.

             During 1995, the Corporation paid $285,000 to Trex Medical Corporation, a subsidiary of Thermo Electron's ThermoTrex Corporation subsidiary, for x-ray sources used in certain of the Corporation's products. During 1995, the Corporation paid Thermo Electron's Tecomet division $1,153,850 for metal fabrication services rendered in connection with the manufacture of the heart assist devices sold by the Corporation's Thermo Cardiosystems subsidiary. Pursuant to a subcontract entered into in October 1993, the Corporation's Thermedics Detection subsidiary performs research and development services for Coleman Research Corporation ("Coleman"), which is the prime contractor under a contract with the U.S. Department of Energy. Coleman is a wholly-owned subsidiary of Thermo Electron and was acquired by Thermo Electron in March 1995. Coleman paid Thermedics Detection $829,000 for services rendered in 1995.

                                 -- PROPOSAL 2--

                  PROPOSAL TO INCREASE AUTHORIZED COMMON STOCK

             The Board of Directors has determined that it is advisable to increase the Corporation's authorized Common Stock from 50 million shares to 100 million shares, and has voted to recommend that the Stockholders adopt an amendment to the Corporation's Articles of Organization effecting the proposed increase.

             As of January 1, 1996, approximately 34 million shares of Common Stock were issued and outstanding (excluding treasury shares) and approximately an additional three million shares were reserved for issuance upon the conversion of existing securities and exercise of options granted under the Corporation's various stock-based plans. Accordingly, a total of approximately 13 million shares of Common Stock are available for future issuance.

             The Board of Directors believes it continues to be in the best interest of the Corporation to have sufficient additional authorized but unissued shares of Common Stock available in order to provide flexibility for corporate action in the future.
        Management believes that the availability of additional authorized shares for issuance from time to time in the Board of Directors' discretion in connection with possible acquisitions of other companies, future financings, investment opportunities, stock splits or dividends or for other corporate purposes is desirable in order to avoid repeated separate amendments to the
                                       26
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





        Corporation's Articles of Organization and the delay and expense incurred in holding special meetings of the Stockholders to approve such amendments. There are at present no specific understandings, arrangements or agreements with respect to any future acquisitions that would require the Corporation to issue any new shares of its Common Stock. The Board of Directors believes that the currently available unissued shares do not provide sufficient flexibility for corporate action in the future.

             No further authorization by vote of the Stockholders will be solicited for the issuance of the additional shares of Common Stock proposed to be authorized, except as might be required by law, regulatory authorities or rules of the American Stock Exchange or any stock exchange on which the Corporation's shares may then be listed. The issuance of additional shares of Common Stock could have the effect of diluting existing stockholder earnings per share, book value per share and voting power. The Stockholders of the Corporation do not have any preemptive right to purchase or subscribe for any part of any new or additional issuance of the Corporation's securities.

             Thermo Electron, which owned approximately ____% of the outstanding voting stock of the Corporation on April 1, 1996, has sufficient votes to approve the amendment and has indicated its intention to vote for the approval of the amendment.
        ________________________________________________________________

             The affirmative vote of a majority of the Common Stock outstanding and entitled to vote at the Meeting is required to approve the amendment to the Corporation's Articles of Organization to effect the proposed increase in the Corporation's authorized shares. The Board of Directors considers this amendment to be advisable and in the best interests of the Corporation and its Stockholders and recommends that you vote FOR approval of the amendment. If not otherwise specified, Proxies will be vote FOR approval of this amendment.
        ________________________________________________________________
















                                       27
PAGE

                                 --PROPOSAL 3--

        PROPOSAL TO EXTEND THE TERM OF THE EMPLOYEES' STOCK PURCHASE PLAN


             The Board of Directors has recommended that the Stockholders approve an amendment to the Corporation's Employees' Stock Purchase Plan (the "Stock Purchase Plan") that would extend the term of the plan for an additional ten years. The material features of the Stock Purchase Plan are described below. Prior to the commencement of the new plan year on November 1, 1995, the Board of Directors amended the Stock Purchase Plan to extend the term of the Stock Purchase Plan for an additional ten years, subject to Stockholder approval at this Meeting. Consequently, grants under the Stock Purchase Plan for the current plan year are subject to Stockholder approval. The Board of Directors believes that the Stock Purchase Plan is an important incentive in attracting and retaining key personnel, and motivating individuals to contribute significantly to the Corporation's future growth and success, and in aligning the long-term interest of these individuals with those of the Corporation's Stockholders. For these reasons, the Board of Directors has acted to continue the plan and is recommending the extension to the Stockholders for approval.

        Summary of the Stock Purchase Plan

             Participation; Administration

             All full-time employees and part-time employees working at least 20 hours per week and who have been employed for at least six months by the Corporation are eligible to participate in the Stock Purchase Plan, unless they own more that 5% of the Common Stock of the Corporation. For purposes of determining the term of employment, employees are credited with years of continued employment with Thermo Electron or its other subsidiaries immediately prior to joining the Corporation. Options to purchase shares of common stock of the Corporation or Thermo Electron may be granted from time to time at the discretion of the Board of Directors, which also determines the date upon which such options are exercisable. The number of employees potentially eligible to participate in Stock Purchase Plan is approximately 1,372 persons.

             Contributions

             A participating employee may purchase stock only through payroll deductions, which may not exceed 10% of the employee's gross salary or wages during the year. Employees are allowed to decrease, but not increase, the percentage of wages contributed once during the Stock Purchase Plan year. An employee may suspend his or her contributions, but then is not permitted to contribute again for the remainder of the Stock Purchase Plan
                                       28
PAGE
        year.

             Terms of Options

             The exercise price is fixed on the grant date and is 95% of the fair market value for such stock on such date. On the exercise date, participants may elect to use their accumulated payroll deductions to purchase shares at the exercise price. Participants must agree not to resell the shares so purchased for a period of six months following the exercise date. The options are nontransferable, and except in the case of death of the employee, may not be exercised if the employee is not still employed by the Corporation at the exercise date. If an employee dies, his or her beneficiary may withdraw the accumulated payroll deduction or use such deductions to purchase shares on the exercise date. A participant may elect to discontinue participation at any time prior to the exercise date and to have his or her accumulated payroll deduction refunded together with interest on such amount as fixed by the Board of Directors from time to time.

             Shares Subject to the Stock Purchase Plan

             The number of shares that are reserved for issuance under the Stock Purchase Plan is _________ shares of the Corporation's Common Stock and ___________ shares of Thermo Electron common stock, subject to adjustment for stock splits and similar events. The proceeds received by the Corporation from exercise under the Stock Purchase Plan will be used for the general purposes of the Corporation. Shares issued under the Stock Purchase Plan may be authorized but unissued or shares reacquired by the Corporation and held in its treasury.

             Amendment and Termination

             The Stock Purchase Plan shall remain in full force and effect until suspended or discontinued by the Board of Directors. The Board of Directors may at any time or times amend or review the Stock Purchase Plan for any purpose which may at any time be permitted by law, or may at any time terminate the Stock Purchase Plan, provided that no amendment that is not approved by the Stockholders shall be effective if it would cause the Stock Purchase Plan to fail to satisfy the requirements of Rule 16b-3 (or any successor rule) of the Securities Exchange Act of 1934, as amended. No amendment of the Stock Purchase Plan may adversely affect the rights of any recipient of any option previously purchased without such recipient's consent.

             Term of the Stock Purchase Plan

             The Stock Purchase Plan will expire on December 31, 2004, provided that the extension of the term of the Stock Purchase Plan is approved by the Stockholders at this Meeting.

                                       29
PAGE

        Federal Income Tax Aspects

             Federal income tax is  not imposed upon  an employee in  the year an option is granted or the year the shares are purchased pursuant to the exercise of the option granted under the Stock Purchase Plan. Federal income tax generally is imposed upon an employee when he or she sells or otherwise dispose of the shares acquired pursuant to the Stock Purchase Plan. When an employee sells or disposes of the shares, if such sale or disposition occurs more than two years from the grant date and more than one year from the exercise date, then Federal income tax assessed at ordinary rates will be imposed upon the amount by which the fair market value of the shares on the date of grant or disposition, whichever is less, exceeds the amount paid for the shares. In addition, the difference between the amount received by the employee at the time of sale and employee's tax basis in the shares, which is equal to the amount paid on exercise of the option plus the amount recognized as ordinary income, will be recognized as a capital gain or loss. The Corporation will not be allowed a deduction under these circumstances for Federal income tax purposes. If the employee sells or disposes of the shares sooner than two years from the grant date or one year from the exercise date, then the employee's entire gain (the difference between the fair market value at disposition and the amount paid for the shares) will be taxed as ordinary income, and the Corporation would be entitled to a deduction equal to that amount.

             The closing price per share on the American Stock Exchange of the Common Stock on April 1, 1996 was $28.

        Recommendation

             The Board of Directors believes that the extension of the term of the Stock Purchase Plan is important for the Corporation to attract and retain key employees and to be able to continue to offer them the opportunity to participate in the ownership and
        growth of the  Corporation through an  employees stock   purchase
        plan. In addition, the Board of Directors believes the Stock Purchase Plan is in the best interest of the Corporation and its
        Stockholders and  recommends that  the Stockholder  vote  FOR     the
        approval of the extension of the term of the Stock Purchase Plan. Thermo Electron, which owned of record approximately _____% of the outstanding voting stock of the Corporation on April 1,  1996 has indicated its intention to vote for the proposal.

             The affirmative vote of a majority of the Common Stock present and entitled to vote on this proposal is required to approve the extension of the term of the Stock Purchase Plan.
        The Board of Directors believes that the extension of the Stock Purchase Plan is in the best interest of the Corporation and its
        Stockholders and recommends  that you vote   FOR    the extension  of
        the Stock Purchase  Plan.   If not  otherwise specified,  Proxies
        will be voted FOR approval of this proposal.
                                       30
PAGE

                  APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

             The Board of Directors has appointed Arthur Andersen LLP  as independent public accountants for fiscal 1996. Arthur Andersen LLP has acted as independent public accountants for the Corporation since 1983. Representatives of that firm are expected to be present at the Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to questions. The Board of Directors has established an Audit Committee, presently consisting of three outside Directors, the purpose of which is to review the scope and results of the audit.

                                  OTHER ACTION

             Management is not aware at this time of any other matters that will be presented for action at the Meeting. Should any such matters be presented, the Proxies grant power to the Proxy holders to vote shares represented by the Proxies in the discretion of such Proxy holders.

                              STOCKHOLDER PROPOSALS

             Proposals of Stockholders intended to be presented at the 1997 Annual Meeting of the Stockholders of the Corporation must be received by the Corporation for inclusion in the Proxy Statement and form of Proxy relating to that meeting no later than December ___, 1996.

                             SOLICITATION STATEMENT

             The cost of this solicitation of Proxies will be borne by the Corporation. Solicitation will be made primarily by mail, but regular employees of the Corporation may solicit Proxies personally, by telephone or telegram. Brokers, nominees, custodians and fiduciaries are requested to forward solicitation materials to obtain voting instructions from beneficial owners of stock registered in their names, and the Corporation will reimburse such parties for their reasonable charges and expenses in connection therewith.

        Woburn, Massachusetts
        April ___, 1996









                                       31
PAGE

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934
                               (Amendment No.   )

        Filed by the Registrant  [ X ]

        Filed by a Party other than the Registrant [   ]

        Check the appropriate box:

        [X]  Preliminary Proxy Statement   [  ] Confidential, for Use of
                                                the Commission Only (as
                                                Permitted by Rule
                                                14a-6(e)(2))

        [  ] Definitive Proxy Statement

        [  ] Definitive Additional Materials

        [  ] Soliciting Material Pursuant to S240.14a-11(c) or
             S240.14a-12

                                Thermedics Inc.
                                ----------------

                  (Name of Registrant as Specified in Charter)


                   __________________________________________
                   (Name of Person(s) Filing Proxy Statement,
                          if other than the Registrant)

        Payment of Filing Fee (Check the appropriate box):

        [X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
             14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.

        [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

        [  ] Fee computed on table below per Exchange Act Rules
             14a-6(i)(4) and 0-11.

             (1) Title of each class of securities to which transaction applies:
             (2) Aggregate number of securities to which transaction applies:
             (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
             (4)  Proposed maximum aggregate value of transaction:
PAGE

             (5)  Total fee paid:

        [  ] Fee paid previously with preliminary materials.


        [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
             (1)  Amount Previously Paid:
             (2)  Form, Schedule or Registration Statement No.:
             (3)  Filing Party:
             (4)  Date Filed:

        Notes:
PAGE

                                  FORM OF PROXY

                                 THERMEDICS INC.

        PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 20, 1996

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

          The undersigned hereby appoints John N. Hatsopoulos, John W. Wood, Jr. and Jonathan W. Painter, or any one of them acting in the absence of the others, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name of the undersigned, to represent the undersigned at the Annual Meeting of the Stockholders of Thermedics Inc., a Massachusetts corporation (the "Company"), to be held on Monday, May 20, 1996, at 1:30 p.m., and at any adjournment or postponement thereof, and to vote all shares of common stock of the Company standing in the name of the undersigned on April 1, 1996, with all of the powers the undersigned would possess if personally present at such meeting:

          Copies of the Notice of Meeting and of the Proxy Statement have been received by the undersigned.

                  (Continued and to be signed on reverse side.)


                    Please mark your         SEE REVERSE SIDE
     [   x   ]      votes as in this
                    example.

     The shares represented by this Proxy will be voted "FOR" the proposals set forth below if no instruction to the contrary is indicated or if no instruction is given.

     1.   Election of Directors


     Nominees: Peter O. Crisp, Paul F. Ferrari, George N. Hatsopoulos, Jo Hatsopoulos, Robert C. Howard, Arvin H. Smith, John W. Wood Jr. and Nicholas T. Zervas
                                                  FOR ALL     WITHHELD FROM
                                                  NOMINEES    ALL NOMINEES

                                                  [     ]       [     ]
      [   ] For all nominees except as noted
            above
PAGE

                                                 FOR     AGAINST   ABSTAIN

     2.   Approve amendment to the Articles of
          Organization to increase the         [     ]   [     ]   [     ]
          authorized common stock from 50
          million to 100 million shares.

                                                 FOR     AGAINST   ABSTAIN

     3.   Approve proposal to extend the term of
          the Company's Employees' Stock       [     ]   [     ]   [     ]
          Purchase Plan by ten years to
          December 31, 2004



     4. In their discrection on such other matters as may properly come before the meeting.


                                   MARK HERE
                                   FOR ADDRESS    [    ]
                                   CHANGE AND
                                   NOTE AT LEFT

     (This proxy should be dated, signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)





PAGE

                                           As Amended and Restated
                                               Effective November 1, 1995


                                 THERMEDICS INC.

                         EMPLOYEES' STOCK PURCHASE PLAN


             1.   Definitions.   As used in this Employees' Stock
        Purchase Plan of Thermedics Inc., the following terms shall have the meanings respectively assigned to them below:

             (a) Base Compensation means annual or annualized base compensation, exclusive of overtime, bonuses, contributions to employee benefit plans, or other fringe benefits, sales commissions, moving expense reimbursements or other special payments.

             (b) Beneficiary means the person designated as beneficiary on the Participant's Enrollment Agreement or, if no such beneficiary is named, the person to whom the Option is transferred by will or under the applicable laws of descent and distribution.

             (c)  Board means the Board of Directors of the Company.

             (d) Code means the Internal Revenue Code of 1986, as amended.

             (e) Company means Thermedics Inc., a Massachusetts corporation.

             (f) Company Stock means the common stock, $.10 par value, of the Company.

             (g) Eligible Employee means a person who is eligible under the provisions of Section 7 to receive an Option as of a particular Grant Date.

             (h) Enrollment Agreement means an agreement whereby a Participant authorizes the Company to withhold payroll deductions from his or her Gross Compensation.

             (i) Exercise Date means a date not more than one year after a Grant Date, as determined by the Board, on which Options must be exercised by Eligible Employees.

             (j) Grant Date means a date specified by the Board on which Options are to be granted to Eligible Employees.

             (k) Gross Compensation means Base Compensation plus sales commissions, overtime pay and cash bonuses.
PAGE

             (1) Market Value means, as of a particular date, the last sale price of the Company Stock if such stock is reported on the American Stock Exchange, or if not so reported, the average of bid and asked prices of the Company Stock last quoted by NASDAQ in the over-the-counter market on such date, or the closing price of the Thermo Electron Stock reported by the New York Stock Exchange, as the case may be.

             (m) Option means an option to purchase shares of Stock granted under the Plan.

             (n) Option Shares means shares of Stock purchasable under an Option, which shares may not be transferred by the Participant until at least six months after the Exercise Date.

             (o) Participant means an Eligible Employee to whom an Option is granted and who authorizes the Company to withhold payroll deductions by completing an Enrollment Agreement.

             (p) Plan means this Employees' Stock Purchase Plan of the Company, as amended from time to time.

             (q) Related Corporation means any corporation which is a parent corporation of the Company, as defined in Section 425(e) of the Code, and any corporation controlled by that parent corporation or the Company.

             (r) Rule 16b-3 means Rule 16b-3 and any successor rule promulgated under Section 16 of the Securities Exchange Act of 1934, as amended.

             (s)  Section 423 means Section 423 of the Code.

             (t)  Stock means Company Stock or Thermo Electron Stock.

             (u) Thermo Electron Stock means the common stock, $1.00 par value, of Thermo Electron Corporation, the parent corporation of the Company.

             2.   Purpose of the Plan.   The Plan is intended to
        encourage ownership of Stock by employees of the Company and to provide additional incentive for the employees to promote the success of the business of the Company. It is intended that the Plan shall be an "employee stock purchase plan" within the meaning of Section 423.

             3.   Term of the Plan.   The Plan shall become effective on
        January 1, 1985. No option shall be granted under the Plan after December 31, 2004.

             4. Administration of the Plan. The Plan shall be administered by the Board, which annually shall determine whether to grant Options under the Plan, shall specify which dates shall
PAGE
        be Grant Dates and Exercise Dates, and shall fix the respective maximum percentages of each Participant's Gross Compensation which may be withheld for the purpose of purchasing shares of Company Stock and Shares of Thermo Electron Stock; provided, that, the total of such percentages shall not exceed ten percent of the participant's Gross Compensation. The Board shall have authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, to determine the terms of Options granted under the Plan, and to make all other determinations necessary or advisable for the administration of the Plan.

             The Board may appoint a committee, consisting of "disinterested directors" as defined in Rule 16b-3, to administer the Plan and may, in its sole and absolute discretion, delegate any or all of the functions specified herein regarding administration of the Plan to such committee.

             5. Termination and Amendment of Plan. The Board may terminate or amend the Plan at any time; provided, however, that no amendment, unless approved by the holders of a majority of the issued and outstanding shares of Company Stock shall be effective if it would cause the Plan to fail to satisfy the requirements of Rule 16b-3. No termination of or amendment to the Plan may adversely affect the rights of a Participant with respect to any Option held by the Participant as of the date of such termination or amendment.

             6. Shares of Stock Subject to the Plan. No more than an aggregate of 375,000 shares of Company Stock and an aggregate of 126,562 shares of Thermo Electron Stock may be issued or delivered pursuant to the exercise of Options granted under the Plan, subject to adjustments made in accordance with Section 9.8. Option Shares may be either shares of Company Stock which are authorized but unissued or shares of Stock held by the Company in its treasury, or shares of Thermo Electron Stock which are owned by the Company or which are authorized but unissued or held by Thermo Electron in its treasury. If an Option expires or terminates for any reason without having been exercised in full, the unpurchased Option Shares shall become available for other Options granted under the Plan. The Company shall, at all times during which Options are outstanding, reserve and keep available shares of Company Stock and Thermo Electron Stock, as the case may be, sufficient to satisfy such Options, and shall pay all fees and expenses incurred by the Company in connection therewith. In the event of any capital change in the outstanding Stock as contemplated by Section 9.8, the number of shares of Stock reserved and kept available by the Company shall be appropriately adjusted.

             7. Persons Eligible to Receive Options. Each employee of the Company shall be granted an Option on each Grant Date on which such employee meets all of the following requirements.
PAGE

             (a) The employee has completed at least six months of continuous employment for the Company or a Related Corporation. Employment shall include any leave of absence for military service, illness or other bona fide purpose which does not exceed the longer of 90 days or the period during which the absent employee's reemployment rights are guaranteed by statute or contract.

             (b) The employee is customarily employed by the Company for more than 20 hours per week and for more than five months per calendar year.

             (c) The employee will not, after grant of the Option, own stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of any Related Corporation. For purposes of this paragraph (c), the rules of Section 425(d) of the Code shall apply in determining the stock ownership of the employee, and stock which the employee may purchase under outstanding options shall be treated as stock owned by the employee.

             (d) Upon grant of the Option, the employee's rights to purchase stock under all employee stock purchase plans (as defined in Section 423(b) of the Code) of the Company and its Related Corporations will not accrue at a rate which exceeds $25,000 of fair market value of the stock (determined as of the Grant Date for such Option) for each calendar year in which such option is outstanding at any time. The accrual of rights to purchase Stock shall be determined in accordance with Section 423(b) (8) of the Code.

             8. Dates for Granting Options. Options shall be granted on each date designated by the Board as a Grant Date.

             9.   Terms and Conditions of Options.

             9.1. General. All Options granted on a particular Grant Date shall comply with the terms and conditions set forth in Sections 9.3 through 9.12, and each Option shall be identical except as to the number of shares and type of Stock purchasable under the Option, which shall be determined in accordance with
        Section 9.2.

             9.2. Number of Shares. The maximum number of shares of Company Stock which a Participant shall be permitted to purchase shall be equal to the amount of the Participant's Gross Compensation permitted to be withheld for purchasing Company Stock during the period running from the Grant Date to the Exercise Date, divided by the purchase price determined in accordance with Section 9.3. The maximum number of shares of Thermo Electron Stock which a Participant shall be permitted to purchase shall be equal to the amount of the Participant's Gross Compensation permitted to be withheld for purchasing Thermo Electron Stock during the period running from the Grant Date to
PAGE
        the Exercise Date, divided by the purchase price determined in accordance with Section 9.3. The number of shares which a Participant is permitted to purchase may be further limited by the amount of payroll deductions actually withheld as of the Exercise Date.

             9.3. Purchase Price. The purchase price of Option Shares shall be 95 percent of the Market Value of the Stock as of the Grant Date. If the Grant Date shall fall on a Saturday, Sunday or other legal holiday, Market Value shall be determined as of the trading day immediately preceding the Grant Date.

             9.4. Restrictions on Transfer. Options may not be transferred otherwise than by will or under the laws of descent and distribution, or pursuant to a qualified domestic relations order. An Option may not be exercised by anyone other than the Participant during the lifetime of the Participant. Option Shares may not be sold or otherwise transferred by the Participant until at least six months after the Exercise Date. The Company shall have the right to place a legend on all stock certificates representing Option Shares setting forth the restriction on transferability of such shares.

             9.5. Expiration. Each Option shall expire at the close of business on the Exercise Date or on such earlier date as may result from the operation of Section 9.6.

             9.6. Termination of Employment of Participant. If a Participant cases for any reason, voluntary or involuntary (other than death or retirement), to be continuously employed by the Company or a Related Corporation, his or her Option shall immediately expire, and the Participant's accumulated payroll deductions shall be returned by the Company with interest pursuant to Section 9.12. For purposes of this Section 9.6, a Participant shall be deemed to be employed throughout any leave of absence for military service, illness or other bona fide purpose which does not exceed the longer of ninety days or the period during which the Participant's reemployment rights are guaranteed by statute or by contract. If the Participant does not return to active employment prior to the termination of such period, his or her employment shall be deemed to have ended on the 91st day of such leave of absence.

             9.7 Retirement or Death of Participant. If a Participant retires or dies, the Participant or, in the case of death, his or her Beneficiary, shall be entitled to withdraw the Participant's accumulated payroll deductions with interest pursuant to Section 9.12, or to purchase shares on the Exercise Date to the extent that the Participant would have been so entitled had he or she continued to be employed by the Company. The number of shares purchasable shall be limited by the amount of the Participant's accumulated payroll deductions as of the datae of his or here retirement or death. Accumulated payroll deductions shall be applied by the Company toward the purchase of shares unless the
PAGE

        Participant or Beneficiary withdraws such funds prior to the Exercise Date.

             9.8 Capital Changes Affecting the Stock. In the event that, between the Grant Date and the Exercise Date of an Option, a stock dividend is paid or becomes payable in respect of either type of Stock or there occurs a split-up or contraction in the number of shares of either type of Stock, the number of shares for which the Option may thereafter be exercised and the price to be paid for each such share shall be proportionately adjusted.
        In the event that, after the Grant Date, there occurs a reclassification or change of outstanding shares of either type of Stock or a consolidation or merger of the Company or Thermo Electron Corporation with or into another corporation or a sale or conveyance, substantially as a whole, of the property of the Company or Thermo Electron Corporation, the Participant shall be entitled on the Exercise Date to receive shares of stock or other securities equivalent in kind and value to the shares of stock he or she would have held if he or she had exercised the Option in full immediately prior to such reclassification, change, consolidation, merger, sale or conveyance and had continued to hold such shares (together with all other shares and securities thereafter issued in respect thereof) until the Exercise Date.
        In the event that there is to occur a recapitalization involving an increase in the par value of either type of Stock which would result in a par value exceeding the exercise price under an outstanding Option, the Company shall notify the Participant of such proposed recapitalization immediately upon its being recommended by the Board to the Company's shareholders, or by the Board of Directors of Thermo Electron Corporation to its shareholders, after which the Participant shall have the right to exercise his or her Option prior to such recapitalization; if the Participant fails to exercise the Option prior to recapitalization, the exercise price under the Option shall be appropriately adjusted. In the event that, after the Grant Date, there occurs a dissolution of liquidation of the Company or Thermo Electron Corporation, except pursuant to a transaction to which Section 425(a) of the Code applies, each Option to purchase Stock of the company to be dissolved or liquidated shall terminate, but the Participant holding such Option shall have the right to exercise his or her Option prior to such dissolution or liquidation.

             9.9. Payroll Deductions. Any Eligible Employee, who wishes to authorize payroll deductions for the purchase of Option Shares under the Plan, must complete and return to the human resources department of the Company prior to the Grant Date an Enrollment Agreement indicating the total percentage (which shall be a full integer between one and ten) of his or her Gross Compensation which is to be withheld each pay period, and indicating the respective percentages for Company Stock and Thermo Electron Stock (each of which shall be a full integer between one and the maximum determined by the Board in accordance with Section 4 hereof, which shall initially be five). Prior to the Exercise
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        Date, the Participant shall be permitted only once to (a)
        withdraw accumulated payroll deductions, (b) discontinue payroll deductions, or (c) decrease, but not increase, the percentages of Gross Compensation withheld. The Participant may not recommence payroll deductions at any time prior to the Exercise Date.

             9.10. Exercise of Options. On the Exercise Date the Participant shall be deemed to have exercised his or her Option to purchase the maximum number of Option Shares purchasable by his or her accumulated payroll deductions, provided that:

             (a) The number of Option Shares of either type of Stock purchasable shall not exceed the number of shares the Participant is entitled to purchase pursuant to Section 9.2.

             (b) If the total number of Option Shares of either type of Stock which all Participants elect to purchase, together with any Option Shares of such type of Stock already purchased under the Plan, exceeds the total number of shares of such type of Stock which may be purchased under the Plan pursuant to Section 6, the number of shares of such type of Stock which each Participant is permitted to purchase shall be decreased pro rata based on the Participant's accumulated payroll deductions with respect to such type of Stock in relation to all accumulated payroll deductions currently being withheld under the Plan with respect to such type of Stock.

             (c) If the number of Option Shares purchasable includes a fraction, such number shall be adjusted to the next smaller whole number and the purchase price shall be adjusted accordingly.

             (d) Notwithstanding the foregoing, a Participant may notify the Company's human resources department at least 30 days prior to an Exercise Date, by completing an Enrollment/Change Agreement, that he or she elects not to exercise his or her Option and desires to withdraw his or her accumulated payroll deductions withheld under the Plan, as provided in Section 9.9.

             9.11. Delivery of Stock. Within a reasonable time after the Exercise Date, the Company shall deliver or cause to be delivered to the Participant a certificate or certificates for the number of shares purchased by the Participant. If any law or applicable regulation of the Securities and Exchange Commission or other body having jurisdiction in the premises shall require that the Company or the Participant take any action in connection with the shares being purchased under the Option, delivery of the certificate or certificates for such shares shall be postponed until the necessary action shall have been completed, which action shall be taken by the Company at its own expense, without unreasonable delay. The participant shall have no rights as a shareholder in respect of shares for which he or she has not received a certificate.
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                                        8


             9.12. Return of Accumulated Payroll Deductions. In the event that the Participant or the Beneficiary is entitled to the return of accumulated payroll deductions, whether by reason of voluntary withdrawal, termination of employment, retirement, death, or in the event that accumulated payroll deductions exceed the price of Option Shares purchased, such amount, together with interest thereon at the rate fixed by the Board of Directors (which rate for a particular plan year running from Grant Date to Exercise Date shall be fixed annually by the Board of Directors prior to the commencement of such period), shall be returned within a reasonable time by the Company to the Participant or the Beneficiary, as the case may be; provided, however, that interest shall not be paid on any amount returned which is less than the purchase price of one Option Share of the type of Stock for which such payroll deductions were withheld.